Exhibit 99.1

           Illumina Reports Financial Results for Third Quarter 2004;
             Product Revenues Increase 86% Over Third Quarter 2003;
           Company Also Announces Planned Q2 2005 Resignation of CFO


    SAN DIEGO--(BUSINESS WIRE)--Oct. 19, 2004--Illumina, Inc. (NASDAQ:ILMN) announced today its financial results for the third quarter and nine-month period ended October 3, 2004.
    For the quarter ended October 3, 2004, the Company reported total revenue of $13.5 million, a 64% increase compared to total revenue of $8.2 million in the third quarter of 2003. Product revenue for the period was $12.1 million, a $5.6 million increase over the third quarter of 2003. Total revenue for the nine-month period ended October 3, 2004 was $35.8 million, a 107% increase compared to total revenue of $17.3 million for the same nine-month period in 2003. Product revenue for the nine-month period was $30.1 million, nearly three times the $10.6 million amount for the same period in the prior year. For the quarter ended October 3, 2004, the Company reported a net loss of $2.0 million, or $0.05 per share, compared to a net loss of $5.5 million, or $0.17 per share, in the third quarter of 2003. Results for the third quarter include a one-time gain of $1.5 million, or $0.04 per share, due to the settlement of litigation with Applera Corporation. Net loss for the nine-month period ended October 3, 2004 was $9.5 million, or $0.27 per share, compared to a net loss of $23.1 million, or $0.72 per share, for the same nine-month period in 2003. Cash and investments at October 3, 2004, including restricted cash, totaled $66.5 million.
    During the quarter, Illumina announced two large-scale genotyping service agreements. In collaboration with the Wellcome Trust Centre for Human Genetics at Oxford University, Illumina is genotyping over 15,000 SNPs (single nucleotide polymorphisms) across 2,700 mouse samples to search for genetic factors directly relevant to human diseases including diabetes, obesity, asthma, anxiety and depression. In September, Illumina began working with the North American Rheumatoid Arthritis Consortium (NARAC) to generate over 25 million genotypes and help identify genes associated with this chronic autoimmune disease.
    Illumina shipped 15 BeadStations in the third quarter of 2004. Illumina BeadStations target the moderate-throughput market for genetic analysis and offer options for future automation and sample tracking. Under one such agreement with Genomas, Inc., Illumina is supplying SNP-based genotyping panels, and has obtained rights to use the resulting biomarkers in future diagnostic products. A $1.5 million agreement with Galileo Genomics, Inc. provided for the sale of two BeadStations and related reagents for fine mapping of candidate chromosomal regions implicated in five different diseases including Crohn's disease and osteoarthritis. As part of the agreement, Illumina has licensed rights to the resulting diagnostic markers discovered in the osteoarthritis project.
    Commenting on the third quarter results, Jay Flatley, Illumina president and CEO, stated, "We were very pleased with the growth in shipments of our BeadStation systems for moderate-throughput genomics applications. Over the next few quarters, we expect to build demand for BeadStation systems in additional market segments as we launch our new gene expression products. In addition, we are seeing further growth in outsourcing of genetic studies as we signed 19 service contracts this quarter. Our in-house services business is ideally equipped to serve this developing market segment." Flatley noted that "During the quarter we also began to lay the groundwork for future diagnostic applications of BeadArray(TM) technology. Several of our recent agreements involve access to diagnostic biomarkers with potential clinical applications."
    "Our rapidly expanding installed base is driving significant growth in consumables sales, which accounted for the majority of the 86% increase in product revenues," stated Tim Kish, Illumina Vice President and CFO. "And the higher consumables mix continues to improve margins, as we achieved a 74% overall gross margin for the quarter. We also significantly strengthened our balance sheet with the sale/leaseback of our San Diego facilities, which eliminated all long term debt and added over $15 million to our cash position. These factors, combined with our ongoing expansion into the genotyping market and the launch of our new gene expression arrays, should provide us with a strong foundation for future growth and profitability," added Kish.

    Other Quarterly News and Highlights

    --  Year to date, Illumina has sold three BeadLabs and 29
        BeadStations against a 2004 fiscal year milestone of 20 system sales.

    -- Illumina has signed 30 genotyping service agreements through the third quarter compared to a full-year milestone target of 20 such agreements.

    -- Illumina was awarded a $1.2 million Phase 2 SBIR grant from the National Institute of Allergy and Infectious Diseases (part of the NIH) for continued development of high-multiplex, low-cost peptide arrays to profile protein activity in small volumes of cells or biological fluids.

    -- Karin Eastham was appointed to our Board of Directors. Ms. Eastham is currently Executive Vice President, Chief Operating Officer and a member of the Board of Trustees of The Burnham Institute.

    -- Deloitte & Touche recognized Illumina as the nation's 44th ranked public company (fifth-ranked in San Diego) in terms of five-year percentage revenue growth rate.

    -- The U.S. Patent and Trade Office awarded one new patent to Illumina, bringing our total to 34 issued or allowed patents and 71 pending patent applications.

    The Company also announced today that Mr. Kish would resign in the second quarter of 2005 and return to the East Coast to be closer to family. He will continue in his role as CFO while the Company initiates a search for his successor. "Illumina has been fortunate to have had Tim's unparalleled dedication and professional counsel for the last five years," said Jay Flatley. "We regret Tim's decision to leave as he has been an extremely valuable asset to our management team. He has been instrumental in the growth of Illumina from a near startup, to going public, to preparing us strategically and financially for large-scale growth. We thank Tim for his contributions to our company and wish him well in his future endeavors," added Flatley.
    "I am very pleased with all that Illumina has accomplished during the last five years and for the opportunity to have been part of that success," stated Mr. Kish. "We have a tremendous technology platform, a superb market growth opportunity, a solid financial position and a core of dedicated people, all of which, I believe, positions Illumina well for additional successes in the future. I look forward to working with the team at Illumina and with members of the financial community over the next six months to effect a smooth transition."
    Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray technology -- now used in leading genomics centers around the world -- provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina's litigation with Affymetrix, the market acceptance of Illumina's BeadArray-based products, Illumina's ability to fully develop and commercialize its BeadArray technologies, to successfully commercialize its integrated BeadLab and BeadStation systems for high-throughput genetic analysis, to continue to attract and retain customers in its services and oligonucleotide synthesis operations, to fully develop its BeadArray technologies, to develop and deploy new gene expression profiling and proteomics applications for its platform technology, and to manufacture robust Sentrix(R) arrays and Oligator(R) oligonucleotides, as well as changes in overall R&D spending levels in the life sciences industry, changes in government grant funding policies, timing of sales of our large value products and services projects, other unpredictable fluctuations in quarterly revenues and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.


                            ILLUMINA, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands except per share amounts)
                             (Unaudited)

                        Three months ended       Nine months ended
                     ------------------------ ------------------------
                     October 3, September 28, October 3, September 28,
                        2004        2003         2004        2003
                     ---------- ------------- ---------- -------------

Revenue:
  Product              $12,091        $6,491    $30,075       $10,625
  Service                1,071         1,061      4,036         4,390
  Research                 350           697      1,689         2,279
                     ---------- ------------- ---------- -------------
      Total revenue     13,512         8,249     35,800        17,294

Costs and expenses:
  Cost of revenue        3,517         2,681      9,385         6,617
  Research and
   development           5,356         5,114     15,852        17,058
  Selling, general
   and
   administrative        7,563         5,096     19,294        13,816
  Amortization of deferred
   compensation and
   other non-cash
   compensation
   charges                 167           511        735         2,060
  Litigation
   judgment
   (settlement), net    (1,311)          189       (933)          567
                     ---------- ------------- ---------- -------------
    Total costs and
     expenses           15,292        13,591     44,333        40,118

                     ---------- ------------- ---------- -------------
Loss from operations    (1,780)       (5,342)    (8,533)      (22,824)

Interest expense,
 net                      (246)         (169)      (939)         (239)
                     ---------- ------------- ---------- -------------
Net loss               $(2,026)      $(5,511)   $(9,472)     $(23,063)
                     ========== ============= ========== =============

Net loss per share,
 basic and diluted      $(0.05)       $(0.17)    $(0.27)       $(0.72)
                     ========== ============= ========== =============

Shares used in
 calculating net
 loss per share,
 basic and
 diluted                37,614        32,055     34,906        31,814
                     ========== ============= ========== =============


                            ILLUMINA, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                              October 3,  December 28,
                                                 2004         2003
                                              ----------- ------------
                                              (unaudited)    (Note)
ASSETS
Current assets:
       Cash and investments                      $66,506      $32,882
       Other current assets                       15,014        7,536
                                              ----------- ------------
          Total current assets                    81,520       40,418
Property and equipment, net                        7,870       45,777
Long term restricted investments                       -       12,191
Intangible and other assets, net                   2,682          848
                                              ----------- ------------
          Total assets                           $92,072      $99,234
                                              =========== ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                              $19,840       $8,189
Long-term debt and liabilities                     3,503       43,657
Stockholders' equity                              68,729       47,388
                                              ----------- ------------
          Total liabilities and stockholders'
           equity                                $92,072      $99,234
                                              =========== ============


Note: The Balance Sheet at December 28, 2003 has been derived from the audited financial statements as of that date.


    CONTACT: Illumina, Inc.
             Jay Flatley, President & CEO, 1-858-202-4501 jflatley@illumina.com
             Timothy Kish, Chief Financial Officer, 1-858-202-4508 tkish@illumina.com